Contact:	Ron Parham Director of Investor Relations Columbia Sportswear Company (503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS SECOND QUARTER 2008 RESULTS
Highlights:
•	Second quarter 2008 consolidated net sales decreased 3 percent to $213.1 million, compared to second quarter 2007 net sales of $218.6 million.

•	Second quarter 2008 net loss was $1.8 million, or $(0.05) per diluted share, compared to net income of $10.0 million, or $0.27 per diluted share, for the second quarter of 2007.

•	Fiscal 2008 net sales are estimated to decrease approximately 3 percent, and diluted earnings per share are expected to approximate $2.60 — $2.70 for the full year.

•	The board of directors declared a quarterly dividend of $0.16 per share, payable on August 28, 2008 to shareholders of record on August 14, 2008.
PORTLAND, Ore. — July 24, 2008 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $213.1 million for the quarter ended June 30, 2008, a decrease of 3 percent compared to net sales of $218.6 million for the same period of 2007.
Second quarter net loss totaled $1.8 million, or $(0.05) per diluted share, compared with net income of $10.0 million, or $0.27 per diluted share, for the same period of 2007. The second quarter is typically the company’s lowest volume quarter, thus the lower-than-expected net sales amplified the effect of the company’s planned incremental marketing and retail expansion investments on the quarter’s operating results.
The 3 percent decrease in second quarter 2008 net sales consisted of an 18 percent decline in U.S. net sales to $95.6 million, partially offset by 13 percent growth in the Europe, Middle-East & Africa region (EMEA) to $63.4 million, 20 percent growth in the Latin America & Asia Pacific region (LAAP) to $40.1 million, and 18 percent growth in Canada to $14.0 million. (See “Geographical Net Sales” table below.) Changes in foreign currency exchange rates compared with the second quarter of 2007 contributed 3 percentage points of benefit to the consolidated net sales comparison, 7 percentage points to the EMEA region’s net sales growth, 3 percentage points to LAAP region’s net sales growth, and 11 percentage points to Canada net sales growth.
Compared with the second quarter of 2007, second quarter 2008 sportswear net sales declined 7 percent to $115.5 million, partially offset by a 5 percent increase in outerwear net sales to $41.8 million and a 12 percent increase in accessories and equipment net sales to $13.3 million. Second quarter footwear net sales of $42.5 million were equal to last year’s second quarter footwear net sales. (See “Categorical Net Sales” table below.)
Compared with the second quarter of 2007, second quarter 2008 Columbia brand net sales decreased 3 percent to $194.1 million, partially offset by a 20 percent increase in Mountain Hardwear brand net sales to $13.8 million. Combined, net sales of Montrail, Sorel and Pacific Trail brand products did not comprise a significant percentage of sales in the second quarter of either year. (See “Brand Net Sales” table below.)
The company ended the quarter with $327.4 million in cash and short-term investments, compared with $264.5 million at June 30, 2007. Compared with June 30, 2007, accounts receivable declined $11.6 million, or 6 percent, to $172.6 million and inventories declined $36.9 million, or 12 percent, to $272.9 million.
Tim Boyle, Columbia’s president and chief executive officer, commented, “Our second quarter results reflect, in part, the economic headwinds we are facing in the U.S. and our EMEA-direct markets, which resulted in lower net sales than we anticipated. Because the second quarter is our smallest volume quarter each year, the lower net sales were not sufficient to fully absorb the increased investments we are choosing to make in demand creation and expansion of our retail store network.
“However, our discretionary spending during the quarter was managed as planned. Our inventory levels improved compared with last year’s second quarter, contributing to approximately $136 million in operating cash flow generated during the first half of 2008. We remained on pace with our plans to expand Columbia’s U.S. network of first-line branded retail stores in key metropolitan markets and outlet stores in Class-A outlet centers.”
Share Repurchase Program
During the second quarter, the company repurchased approximately 107,000 shares of common stock at an aggregate purchase price of $4.4 million. Through June 30, 2008, the company has repurchased a total of approximately 7.7 million shares at an aggregate purchase price of $360.7 million since the inception of the current $400 million stock repurchase program in 2004.
Dividend
The board of directors approved a dividend of $0.16 per share, payable on August 28, 2008 to shareholders of record on August 14, 2008.
2008 Guidance
The company currently expects 2008 net sales to decline approximately 3 percent compared with 2007, based primarily on its expectations for continued weakness in U.S. and direct-EMEA markets, partially offset by its expanding U.S. retail operations, and the estimated effect of changes in foreign currency exchange rates compared with 2007.
The company currently expects full year 2008 consolidated gross margins to contract approximately 50 basis points from 2007 levels, primarily as a result of an increased proportion of discounted sales and higher production costs, partially offset by increased contribution from the company’s retail operations, increases in some average selling prices internationally, and favorable foreign currency hedged rates.
As a result of its reduced net sales expectations, the company’s previously stated plans to invest in incremental marketing activities during 2008 in support of key seasonal brand and product initiatives, together with initial investments and incremental operating costs of the company’s new retail stores, are expected to increase full year 2008 operating expenses as a percentage of consolidated net sales by approximately 440 basis points compared with 2007 levels.

Based on the above projections, the company expects full year 2008 operating margins of approximately 10.0 percent and diluted earnings per share of approximately $2.60 to $2.70.
The company expects net sales in the third quarter of 2008 to decrease approximately 4 percent compared with last year’s third quarter and expects third quarter diluted earnings per share of approximately $1.44 compared to $1.72 in last year’s third quarter.
Mr. Boyle observed, “The current weak retail environment is significantly affecting our business and reducing our visibility. Most of our large retail partners have stated their intention to manage their consolidated inventories down over the course of 2008. Reduced consumer spending levels and tighter credit markets have caused retailers to request unusual and unpredictable levels of order delays and cancellations. We believe that our reduced revenue forecast for the remainder of the year appropriately factors in what we currently know and what we currently sense about the market, but we’ve also learned in the past ninety days how quickly things can change.
“Despite these challenges, we remain committed to using our strong balance sheet and cash flow during this economic cycle to invest in strategic initiatives that we believe will position our brands for global growth. Our enhanced marketing efforts, expanding retail footprint and renewed commitment to innovation across our broad line of outdoor apparel, footwear and accessories are critical ingredients to successfully elevating and differentiating the Columbia brand in the minds of consumers around the world. We believe these investments will begin to produce an increasingly positive impact on consumer demand and sell-through when the current macroeconomic uncertainties begin to ease,” Boyle concluded.
Conference Call
The Company will host a conference call to elaborate on second quarter 2008 results on Thursday, July 24, 2008 at 5:00 p.m. Eastern. To participate, please dial 800-851-3059 in the United States, Conference ID # 54697330. Outside the United States, please dial 706-679-8430. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until Thursday, August 14, 2008.
About Columbia Sportswear
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the company has developed an international reputation for quality, performance, functionality and value. The company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the company’s website at www.columbia.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated growth, revenues, gross margins, operating margins, cash flows, earnings, and strategic initiatives in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the company’s most recently filed Quarterly Report on Form 10-Q, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of our customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects consumer demand for the company’s products); our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; our ability to implement our strategic initiatives and retail expansion plans; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.
- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,
	2008	2007
Current Assets:
Cash and cash equivalents	$324,885	$107,948
Short-term investments	2,546	156,547
Accounts receivable, net	172,633	184,204
Inventories, net	272,851	309,722
Deferred income taxes	33,276	28,163
Prepaid expenses and other current assets	29,496	18,839

Total current assets	835,687	805,423

Property, plant and equipment, net	228,728	200,021
Intangibles and other non-current assets	70,392	70,236

Total assets	$1,134,807	$1,075,680

Current Liabilities:
Accounts payable	$91,158	$120,383
Accrued liabilities	57,661	54,672
Income taxes payable	4,581	4,182
Other current liabilities	123	146

Total current liabilities	153,523	179,383

Other long-term liabilities	27,456	21,893
Deferred income taxes	5,961	8,786
Shareholders’ equity	947,867	865,618

Total liabilities and shareholders’ equity	$1,134,807	$1,075,680

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$213,147	$218,560	$510,510	$508,200
Cost of sales	127,382	127,985	294,190	290,927

Gross profit	85,765	90,575	216,320	217,273
	40.2%	41.4%	42.4%	42.8%

Selling, general, and administrative expense	91,256	79,222	195,168	169,583
Net licensing income	1,161	1,054	2,004	2,050

Income (loss) from operations	(4,330)	12,407	23,156	49,740
Interest income (expense), net	2,327	2,799	4,589	4,991

Income (loss) before income tax	(2,003)	15,206	27,745	54,731
Income tax benefit (expense)	233	(5,169)	(9,584)	(18,608)

Net income (loss)	$(1,770)	$10,037	$18,161	$36,123

Net income (loss) per share:
Basic	$(0.05)	$0.28	$0.52	$1.00
Diluted	(0.05)	0.27	0.52	0.99
Weighted average shares outstanding:
Basic	34,817	36,179	35,084	36,180
Diluted	34,817	36,548	35,190	36,552

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$18,161	$36,123
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,232	14,398
Deferred income tax provision	(5,772)	(266)
Stock-based compensation	3,587	3,696
Other	(25)	1,385
Changes in operating assets and liabilities:
Accounts receivable	130,455	105,418
Inventories	(5,936)	(95,475)
Prepaid expenses and other current assets	(14,721)	(6,019)
Accounts payable and accrued liabilities	(11,301)	17,066
Other	6,255	(4,902)

Net cash provided by operating activities	135,935	71,424

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales (purchases) of short-term investments	79,228	(1,384)
Capital expenditures	(28,369)	(13,250)
Proceeds from sale of property, plant, and equipment	27	23

Net cash provided by (used in) investing activities	50,886	(14,611)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(44,628)	(17,433)
Cash dividends paid	(11,172)	(10,130)
Net proceeds from (repayments on) notes payable and long-term debt	12	(3,636)
Proceeds from issuance of common stock	2,675	13,673
Other	14	1,602

Net cash (used in) financing activities	(53,099)	(15,924)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(787)	2,179

NET INCREASE IN CASH AND CASH EQUIVALENTS	132,935	43,068
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	191,950	64,880

CASH AND CASH EQUIVALENTS, END OF PERIOD	$324,885	$107,948

COLUMBIA SPORTSWEAR COMPANY
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change

Geographical Net Sales to Unrelated Entities:

United States	$95.6	$117.1	(18)%	$251.4	$272.6	(8)%
Europe, Middle East, & Africa	63.4	56.2	13%	129.1	123.8	4%
Latin America & Asia Pacific	40.1	33.4	20%	89.1	74.1	20%
Canada	14.0	11.9	18%	40.9	37.7	8%

Total	$213.1	$218.6	(3)%	$510.5	$508.2	—

Categorical Net Sales to Unrelated Entities:

Sportswear	$115.5	$124.4	(7)%	$276.6	$287.5	(4)%
Outerwear	41.8	39.8	5%	111.4	99.6	12%
Footwear	42.5	42.5	—	93.8	95.4	(2)%
Accessories & Equipment	13.3	11.9	12%	28.7	25.7	12%

Total	$213.1	$218.6	(3)%	$510.5	$508.2	—

Brand Net Sales to Unrelated Entities:

Columbia	$194.1	$200.1	(3)%	$461.3	$463.0	—
Sorel	2.4	3.2	(25)%	6.1	6.7	(9)%
Mountain Hardwear	13.8	11.5	20%	35.6	29.2	22%
Montrail	2.8	3.5	(20)%	6.7	8.4	(20)%
Pacific Trail	—	0.3	(100)%	0.8	0.9	(11)%

Total	$213.1	$218.6	(3)%	$510.5	$508.2	—

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